Exhibit 99.1

Press Contact:	Nicole Anderson
Ciena Corporation
(877) 857-7377
pr@ciena.com

Investor Contact:	Lisa Jackson
Ciena Corporation
(888) 243-6223
ir@ciena.com
FOR IMMEDIATE RELEASE
Ciena Completes Acquisition of the Optical and Carrier Ethernet Assets of
Nortel’s Metro Ethernet Networks Business
Creates world’s largest supplier exclusively focused on converged optical Ethernet
Industry voices strong support for newly-transformed Ciena
LINTHICUM, Md. — March 19, 2010 — Ciena® Corporation (NASDAQ: CIEN), the network specialist, today announced the successful completion of its acquisition of substantially all of the optical networking and Carrier Ethernet assets of Nortel’s+ Metro Ethernet Networks (MEN) business.
The $773.8 million (USD) aggregate purchase price for the acquisition consists entirely of cash. The purchase price is subject to adjustment based upon the level of net working capital transferred to Ciena at closing, which is currently estimated to result in a downward adjustment to the aggregate purchase price of approximately $62 million (USD). In accordance with the asset sale agreement, prior to the closing Ciena elected to replace the $239 million (USD) in convertible notes that were to be issued as part of the aggregate purchase price with cash equivalent to 102% of the face amount of the notes replaced, or $243.8 million (USD).
“The acquisition of these assets accelerates Ciena’s overall strategy and gives us stronger operating leverage to continue investing in innovation that will allow us to deliver on our vision for next-generation networks,” said Gary Smith, Ciena’s president and CEO. “With broader geographic reach, deeper customer relationships and a stronger portfolio of solutions, we’re confident that this acquisition positions Ciena for faster growth.”
Ciena already has completed several important milestones in its comprehensive integration plan, and remains focused on ensuring a smooth transition for the benefit of both customers and employees. Specifically:

•	Ciena has selected its senior management and extended leadership teams and defined their areas of responsibility and accountability, and identified and confirmed substantially all of the organizational structure to the extent permitted by applicable law.

•	Nearly 100 percent of the employment offers Ciena has extended to Nortel MEN employees have been accepted, including a significant number in management positions.

•	Ciena has ensured that upon closing the applicable Nortel customer and supply contracts will successfully transition to Ciena.

•	Philippe Morin, previously president of Nortel MEN, has been appointed Ciena’s Senior Vice President, Global Products Group.

•	The vision for the transformed product portfolio has been determined, and a comprehensive portfolio update will be announced March 22, 2010.
Smith continued, “As we unite these two organizations, we are emphasizing performance in every aspect of the business and are organizing the newly-transformed Ciena to ensure we remain operationally efficient and financially strong. Staying true to our specialist roots, Ciena is now the only global supplier exclusively focused on converged optical Ethernet as a foundation for the next generation of service-and application-driven networks — creating a true industry leader.”
A number of existing Ciena and Nortel MEN customers and partners have commented on the completion of this acquisition, including:
•	Tim Harden, President, Supply Chain and Fleet Operations, AT&T, said: “We believe that consolidation of optical networking and Carrier Ethernet assets will accelerate innovation and speed to market for new technologies and network solutions. Our goal is to ensure that each investment in network infrastructure accelerates our move towards a network that enables the full promise of the Internet and other game-changing technologies.”

•	Phil Male, Chief Strategy Officer at Cable & Wireless Worldwide, said: “We’ve worked with both Nortel and Ciena historically, and the coming together of these two businesses is a logical fit — I’m sure we’ll enjoy a strong relationship with the combined business going forward.”

•	Bill Teuber, Vice Chairman, at EMC Corporation, said: “EMC and Ciena have a long history of partnering together to provide industry-leading information infrastructure solutions to our customers around the world. Ciena’s acquisition of these well-established networking assets will help EMC and Ciena provide a broader range of solutions for our joint customers.”

•	Paul Frizado, Chief Technology & Information Officer at MTS Allstream, said: “As a partner to both Ciena and Nortel’s MEN group, we’ve had a front row seat to the exciting possibilities this deal represents in terms of advancing networking through innovative technology. We view this as an opportunity to work with a strategic industry partner to continue to build a simpler, more cost-effective network that can reliably deliver compelling services, applications and content to our residential and business customers across Canada.”

•	Consuelo Gómez Colín, COO of Telmex said: “We are pleased to see Nortel’s optical and Carrier Ethernet assets land with Ciena. The combination of these two industry leaders offers us an even stronger and more capable partner for bringing the best in network innovation to our customers.”

•	Zouheir Mansourati, Vice President, Technology Strategy at TELUS, said: “Our focus is on delivering the best solutions for Canadians at home, at the workplace and on the move, which requires a dynamic, reliable and high-capacity network. Ciena’s acquisition of Nortel’s MEN assets ensures the continued delivery of the advanced optical networking solutions that are part of our network while ensuring TELUS’ heritage of designing, building and deploying advanced networking technology.”
“We remain committed to providing stability, continuity of supply and innovation to our customers through individualized, high-touch attention. This will ensure that we remain a trusted partner in evolving networks and enabling our customers to create new and differentiated services to capture market share,” said Mike Aquino, senior vice president, global field organization at Ciena.
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About Ciena
Ciena specializes in practical network transition. We offer leading network infrastructure solutions, intelligent software and a comprehensive services practice to help our customers use their networks to fundamentally change the way they compete. With a global presence, Ciena leverages its heritage of practical innovation to deliver maximum performance and economic value in communications networks worldwide. We routinely post recent news, financial results and other important announcements and information about Ciena on our website. For more information, visit www.ciena.com.
Note to Ciena Investors
Forward Looking Statements: This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to the Company as of the date hereof; and Ciena’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risk factors disclosed in its Report on Form 10-Q, which Ciena filed with the Securities and Exchange Commission on March 5, 2010. Forward-looking statements include statements regarding Ciena’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

+	‘Nortel’ is a trademark of Nortel Networks, used under license by Ciena.